EXHIBIT 99.4

PRESS RELEASE

Institutional Investors Agree to Buy 9,676,800 Shares
of Radyne ComStream from Singapore Entity

PHOENIX, AZ – February 13, 2004 — Radyne ComStream Inc. (NASDAQ: RADN; Warrants: RADNW), today announced that its majority shareholders, Stetsys Pte. Ltd. and Stetsys US, Inc., have entered into definitive purchase agreements to sell their shares of common stock in the Company, an aggregate of 9,676,800 shares, to institutional investors in a private transaction. The purchase price for the common stock is $9.25 per share. It is anticipated that, subject to customary closing conditions, the transaction will close Thursday, February 19, 2004.

The shares sold in the transaction will be subject to securities law restrictions on their subsequent resale. However, the Company has agreed to register these shares for resale with applicable regulatory authorities.

Mr Robert Fitting, the Company’s Chief Executive Officer, stated, “These transactions will diversify our shareholder base while addressing market concerns over potential large block sales. We appreciate the confidence that our new investors have placed in the Company and its prospects.”

About Radyne ComStream

Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through the Tiernan subsidiary (www.tiernan.com), is a supplier of HDTV and SDTV encoding and transmission equipment. The Armer subsidiary (www.armercom.com) provides innovative solutions for the integration and installation of turnkey communications systems. Radyne ComStream is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix and San Diego, and sales offices in Singapore, Beijing, Jakarta and London. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

Contact: Garry D. Kline, Acting Chief Financial Officer, Radyne ComStream, 602.437.9620

Safe Harbor Paragraph for Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company’s management believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. There can be no assurance, for example, that the liquidity of the Company’s stock will be positively affected by the resale transaction, or that the new investors will hold their stock for any particular length of time. Significant resales of the stock into the market could adversely affect the market and price of the stock. In addition, the market for and price of the Company’s stock is affected by various other factors relating to the Company, including the overhang associated with the Company’s outstanding warrants; industry, competitive and technological changes; risks associated with international operations and foreign currency fluctuations; the composition, timing and size of orders from and shipments to major customers; inventory obsolescence; market acceptance of new products and other risks detailed from time to time in the Company’s SEC reports, including the Company’s most recent 10-K and subsequent 10-Qs. Forward-looking statements speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements. In addition, the Company does not endorse any projections regarding future performance that may be made by third parties.

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